                            ASSET PURCHASE AGREEMENT



                                    BETWEEN


                             TOTAL RENAL CARE, INC.



                                      AND



                                 CAREMARK INC.,

                       CAREMARK PHYSICIAN SERVICES INC.,

                       CAREMARK NEPHROLOGY SERVICES INC.,

                                      and

                            DIALYSIS SUPPLIES, INC.



                              As of March 1, 1996

                               TABLE OF CONTENTS

1.   Definitions                                                              1

2.   Basic Transaction

     (a) Purchase and Sale of Assets                                          7

     (b) Assumption of Liabilities                                            8

     (c) Consideration                                                        8

     (d) Payment of Consideration                                             8

     (e) Transition Service Estimate                                          9

     (f) Allocation                                                          10

3.   The Closing

     (a) The Closing                                                         10

     (b) Deliveries at the Closing                                           10

4.   Representations and Warranties of the Seller

     (a) Organization of the Seller                                          11

     (b) Due Authorization                                                   11

     (c) Noncontravention                                                    11

     (d) Brokers' Fees                                                       12

     (e) Title to and Condition of Tangible Assets                           12

     (f) Financial Statements                                                12

     (g) Events Subsequent to Most Recent Financial Statement                13


     (h) Legal Compliance                                                    13

     (i) Intentionally Omitted                                               14

     (j) Real Property                                                       14

     (k) Intellectual Property                                               14

     (l) Contracts                                                           15

     (m) Litigation                                                          15

     (n) Labor and ERISA Matters                                             15

     (o) Certain Environmental Matters                                       16

     (p) Licenses and Permits                                                16

     (q) Accounts Receivable                                                 17

     (r) Insurance                                                           17

     (s) Third Party Payor Reports and Claims                                17

     (t) Improper Payments                                                   18

     (u) Absence of Certain Changes                                          18

     (v) Full Disclosure                                                     19

5.   Representations and Warranties of the Buyer

     (a) Organization of the Buyer                                           19

     (b) Due Authorization                                                   19

     (c) Noncontravention                                                    20

     (d) Brokers' Fees                                                       20

     (e) Available Financing                                                 20


     (f)  Litigation                                                    20

     (g)  Consents                                                      20

     (h)  The Buyer's Business Investigation                            21

6.   Intentionally Omitted                                              21

7.   Conditions to Obligation to Close

     (a)    Conditions to Obligation of the Buyer                       21

     (b)    Conditions to Obligation of the Seller                      22

8.   Post-Closing Covenants

     (a)    Sales, Transfer and Other Taxes                             24

     (b)    HCFA Database                                               24

     (c)    Lease and Contract Assignments                              24

     (d)    Records                                                     25

     (e)    Noncompetition                                              25

     (f)    Mutual Cooperation                                          26

     (g)    MSO II Partnership Interest                                 26

     (h)    RenlStar Software                                           27

9.   Employees

     (a)    Nephrology Employees                                        27

     (b)    Accrued Salary                                              27

     (c)    Employee Benefit Plans                                      27

     (d)    Seller Employment Claims                                    30


10.  Intentionally Omitted                                                    30

11.  Survival and Indemnification

     (a)  Survival                                                            30

     (b)  Indemnification                                                     31

     (c)  Limitations on the Seller's Indemnification Obligation              32

     (d)  Procedure for Indemnification                                       32

     (e)  Exclusivity                                                         33

12.  Miscellaneous

     (a)  Press Releases and Public Announcements                             34

     (b)  No Third Party Beneficiaries                                        34

     (c)  Entire Agreement                                                    34

     (d)  Succession and Assignment                                           34

     (e)  Counterparts                                                        35

     (f)  Headings                                                            35

     (g)  Notices                                                             35

     (h)  Governing Law                                                       35

     (i)  Amendments and Waivers                                              35

     (j)  Severability                                                        35

     (k)  Expenses                                                            35

     (l)  Construction                                                        36

     (m)  Incorporation of Exhibits and Schedules                             36

     (n)  Bulk Transfer Laws                                                  36

Exhibit   A  Assignment and Bill of Sale

Exhibit   B  Assumption Agreement

Exhibit   C  Database Support and License Agreement

Exhibit   D  Financial Statements

Exhibit   E  Form of Opinion of Counsel to the Seller

Exhibit   F  Form of Opinion of Counsel to the Buyer

Schedule 2(a)    Excluded Assets

Schedule 2(b)    Excluded Liabilities

Seller Disclosure Schedule

Buyer Disclosure Schedule

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement, (this "Agreement") dated as of March 1, 1996, is between Total Renal Care, Inc., a California corporation (the "Buyer"), and Caremark Inc., a California corporation ("Caremark"), Caremark Physician Services Inc., a Delaware corporation ("CPSI"), Caremark Nephrology Services Inc., a Delaware corporation ("CNSI"), and Dialysis Supplies, Inc., an Illinois corporation ("DSI") (Caremark, CPSI, CNSI and DSI together, the "Sellers"). The Buyer and the Sellers are sometimes collectively referred to as the "Parties" and sometimes individually referred to as a "Party".

                                   BACKGROUND

     This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain specified liabilities) related to Sellers' business of providing Nephrology Services (all such assets, liabilities and Nephrology Services are collectively referred to as the "Nephrology Business").

     Caremark, CPSI, CNSI and DSI each own certain of the assets of the Nephrology Business. As used in this Agreement, the term "Sellers" shall collectively mean Caremark, CPSI, CNSI and DSI and the term "Seller" shall mean each of the Sellers.

     Accordingly, the Parties agree as follows.

1.   DEFINITIONS.

     "Acquired Assets" means all of the right, title, and interest that the Sellers possess and have the right to transfer in and to all of the assets of the Nephrology Business, including without limitation, all (a) leaseholds and subleaseholds, improvements, fixtures, and fittings, and easements, rights of way, and other appurtenants (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles and trucks), (c) tradenames, trademarks, service marks and other intellectual property, any associated goodwill, licenses and sublicenses granted and obtained that relate to intellectual property, and any other rights related to intellectual property under the laws of all jurisdictions, (d) leases, subleases, and related rights,
(e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and related rights, (f) accounts, notes, and other receivables, (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes), and Cash received on and after the Effective Date, (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (i) books and records of the Nephrology Business, including customer and supplier files, all accounting books, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials (including computer files of such materials and (j) the Sellers' telephone numbers used solely in connection with the operation of the Nephrology Business; provided, however, that the Acquired Assets shall not include (x) Cash (other than Cash received on or after the Effective Date and Cash attributable to the operation of the Nephrology Business on or after the Effective Date), (y) those assets listed on
Schedule 2(a), and (z) any of the rights of the Sellers under this Agreement or under any other agreement between any Seller and the Buyer entered into on or after the date of this Agreement (together, those assets described in clauses 1(x), 1(y) and 1(z), "the "Excluded Assets").

     "Affiliate" has the meaning set forth in Rule 12b 2 of the regulations promulgated under the Securities Exchange Act, provided, however, the term shall not include those physician-owned organizations, including professional corporations (i) whose business affairs are managed by any Seller or (ii) who have other contractual relationships with any Seller.

     "ANC" means Associated Nephrology Consultants, P.A.

     "Assumed Liabilities" means all debts, claims, liabilities and obligations relating solely and exclusively to the Nephrology Business as of and after the Effective Date (a) reflected on the Sellers' financial statements used to prepare the Final Differential (except with respect to liabilities related to self-funded health and dental plans, only such liabilities as are reflected on such financial statements), (b) assumed pursuant to Section 9 and (c) otherwise arising out of the Ordinary Course of Business by the Sellers, except that the Assumed Liabilities shall in no event include any of the Excluded Liabilities.

     "Buyer" has the meaning set forth in the preface.

     "Buyer Disclosure Schedule" means the disclosures delivered by the Buyer to the Sellers that correspond to and clarify the representations and warranties made by the Buyer in Section 5, a correct and complete copy of which is attached hereto.

     "Buyer's Plans" has the meaning set forth in Section 9(c)(iii).

     "Buyer's Savings Plan" has the meaning set forth in Section 9(c)(ii).

     "Cash" means cash and cash equivalents including marketable securities and short term investments calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "Cash Purchase Price" has the meaning set forth in Section 2(c)(i).

     "Claims" has the meaning set forth in Section 11(a).

     "Closing" has the meaning set forth in Section 3(a).

     "Closing Date" has the meaning set forth in Section 3(a).

     "CNMG" means Chabot Nephrology Medical Group, a California professional medical corporation.

     "COBRA" means the requirements for health care coverage continuation set forth in Code (S) 4980B and ERISA (S)(S) 601-607 and applicable regulations thereunder.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of the Sellers that is not already generally available to the public, as more fully set forth in the Confidentiality Agreement.

     "Confidentiality Agreement" means that certain letter agreement of confidentiality dated September 19, 1995 (as amended) between the Buyer and Caremark International Inc.

     "Damages" has the meaning set forth in Section 11(b).

     "Database Support and License Agreement" means the license agreement set forth on Exhibit C.

     "Defined Contribution Plan" has the meaning set forth in ERISA (S)3(34).

     "Differential" has the meaning set forth in Section 2(c)(ii).

     "Effective Date" means 12:01 a.m., March 1, 1996.

     "Employee Benefit Plan" means any Employee Pension Benefit Plan, Employee Welfare Benefit Plan and other retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other material fringe benefit arrangements.

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
(S) 3(1).

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA
(S) 3(2).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Differential" has the meaning set forth in Section 2(d)(i).

     "Excluded Assets" means those assets of the Nephrology Business set forth on Schedule 2(a) which are retained by the Sellers.

     "Excluded Liabilities" means those liabilities of the Nephrology Business set forth on Schedule 2(b) which are retained by the Sellers and any liabilities which are not expressly assumed by Buyer under this Agreement.

     "Final Differential" has the meaning set forth in Section 2(d)(ii).

     "Financial Statements" has the meaning set forth in Section 4(f).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "HCFA Database" means that data and information concerning Nephrology Services and End-Stage Renal Disease patients (including data relating to dialysis services and outcomes and all outcomes and research data and computer software (source and object codes) used for quality assurance, utilization review and other purposes) that have been collected by the Health Care Financing Administration.

     "HFA" means Hennepin Faculty Associates.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnitee" has the meaning set forth in Section 11(d).

     "Indemnitor" has the meaning set forth in Section 11(d).

     "Knowledge" means actual knowledge without independent investigation.

     "MMRF" means Minneapolis Medical Research Foundation, a Minnesota nonprofit corporation.

     "Most Recent Financial Statements" has the meaning set forth in Section
4(f).

     "Multi-employer Plan" has the meaning set forth in ERISA (S) 3(37).

     "Nephrology Benefit Plans" has the meaning set forth in Section 4(n)(ii).

     "Nephrology Business" has the meaning set forth in the background paragraph.

     "Nephrology Employee" has the meaning set forth in Section 9(a).

     "Nephrology Services" means the provision of a comprehensive range of nephrology support services including acute, chronic, home, peritoneal and method II dialysis, and aspheresis services and supplies, transplant and vascular access support services, pharmacy and laboratory services. Such services also include the development and management of integrated delivery systems designed to provide the full continuum of care to patients with renal disease.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice of the Sellers in operating the Nephrology Business.

     "Party" has the meaning set forth in the preface.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in Section 2(c).

     "RKDP Database" means that data and information concerning Nephrology Services and End-Stage Renal Disease patients treated at RKDP facilities or to whom RKDP provided services (including data relating to dialysis services and outcomes and all outcomes and research data) used for billing, quality assurance, utilization review and other purposes) and shall also include the database maintained in connection with the transplant services provided by RKDP.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Securities Laws" means the Securities Act, the Securities Exchange Act and similar state securities laws.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller Disclosure Schedule" means the disclosures delivered by the Sellers to the Buyer that correspond to and clarify the representations and warranties made by the Sellers in Section 4 of this Agreement, a correct and complete copy of which is attached hereto.

          "Seller" and "Sellers" have the meanings set forth in the preface and background paragraphs.

          "Sellers' Defined Contribution Plans" means the Caremark International Inc. 401 CARE Retirement Savings Plan for the Employees of RKDP, Chabot Dialysis 401(k) Profit Sharing Plan and any other Defined Contribution Plan which is intended to be qualified under Code (S) 401(a) and in which employees of the Nephrology Business participate.

          "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall, profits, environmental (including taxes under Code (S)59A), customs duties, capital stock, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Threshold Amount" has the meaning set forth in Section 11(c).

          "Transferred Employee" has the meaning set forth in Section 9(a).

          "Transition Services Agreement" means the Transition Services Agreement between Caremark and Buyer dated as of the Effective Date.

          "Working Capital" means the sum of the following categories on the schedule to be prepared by the Sellers pursuant to Section 2(d)(ii) hereof: (A) net patient accounts receivable, (B) Inventory, (C) other accounts receivable, and (D) other current assets, less (E) accounts payable, (F) accrued expenses and (G) other current liabilities, consistently calculated in accordance with the "carve-out" financial statements referred to in Section 4(f). The following categories shall not be included in the computation of Working Capital: (H) current portion of capital leases, (I) current portion of long-term debt, (J) the Excluded Assets, (K) the Excluded Liabilities and (L) deferred taxes.

2.  BASIC TRANSACTION.

          (a) Purchase and Sale of Assets.   On and subject to the terms and
conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to assign, sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below. The Buyer shall not purchase and the Sellers shall not assign, sell, transfer, convey, or deliver to the Buyer, however, the Excluded Assets.

          (b) Assumption of Liabilities.   On and subject to the terms and
conditions of this Agreement, the Buyer agrees at the Closing to assume and become responsible for and discharge when and as due all of the Assumed Liabilities. The Buyer shall not assume or have any responsibility, however, with respect to the Excluded Liabilities.

          (c) Consideration.   The aggregate consideration (the "Purchase
Price") that the Buyer agrees to pay to the Sellers for the Acquired Assets and for the provision of certain of the services set forth in the Transition Services Agreement shall be:

          (i) $48,800,000 (the "Cash Purchase Price"); and

          (ii) an amount equal to the difference between the Working Capital at December 31, 1995 and the Working Capital as of the Effective Date (the "Differential"); and

          (iii)  the assumption of the Assumed Liabilities.

          (d)  Payment of Consideration.

          (i) Prior to the Closing, the Sellers shall deliver to the Buyer a certificate executed on the Sellers' behalf by a responsible officer setting forth Sellers' estimate of the Differential as of the Effective Date (the "Estimated Differential"). The Estimated Differential shall be based upon the regularly prepared internal records of the Sellers, absent manifest error and will be prepared in a manner consistent with the methodology utilized in the preparation of the Most Recent Financial Statements. On the terms and subject to conditions contained in this Agreement, at the Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds, an amount equal to
(C) the Cash Purchase Price, plus or minus (D) an amount equal to the Estimated Differential. Notwithstanding the foregoing to the contrary, the Parties hereby agree that Two Hundred Thousand Dollars ($200,000) shall be paid to Sellers at the Closing on account of the Estimated Differential, regardless of the amount reflected on the Estimated Differential, and such payment shall in no way limit the actual Differential calculation.

          (ii) As soon as practicable, but in no event later than forty-five
(45) days after the Closing, the Sellers shall cause a schedule to be prepared and delivered to Buyer showing a calculation of the Differential (the "Final Differential") as of the Effective Date derived by the Sellers from their regularly prepared internal books and records. The Sellers shall provide Buyer, upon request, with supporting information for such schedule. All determinations with respect to the Final Differential shall be based upon the regularly prepared internal records of the Sellers, absent manifest error. If such schedule as submitted by the Sellers is not challenged in writing by the Buyer within thirty (30) days of the Buyer's receipt thereof, then it shall be deemed accepted by the Buyer. If it is so challenged, then, unless, otherwise resolved by agreement of the Parties within thirty (30) days of the Buyer's challenge or such later date as the Parties may mutually agree upon, such disagreement shall be mutually submitted by the Parties to Price Waterhouse LLP, the Parties' independent certified public accountants for resolution. If such accountants cannot resolve the disagreement within thirty (30) days of such submission, then the accountants shall submit the matter to another accounting firm of national standing selected by them, whose determination shall be final and binding, and shall be rendered within thirty (30) days of the date on which the matter is submitted to such firm. Such accounting firms shall determine the issues and disputes, following such procedures consistent with the language of this Agreement as they deem appropriate to the circumstances and with reference to the amounts in issue. No particular procedures are intended to be imposed upon such accounting firms, it being the desire of the Parties that such dispute shall be resolved as expeditiously and inexpensively as reasonably practicable. Upon the final determination of the Final Differential, whether determined on the basis of the schedule prepared by the Sellers or by agreement of the Parties, or by decision of independent public accountants, as the case may be, then and in such event, within five (5) business days following such determination of the Final Differential, either Buyer shall pay to the Sellers, or the Sellers shall pay to Buyer, as the case may be, in immediately available funds, the amount by which the Final Differential differs from the Two Hundred Thousand Dollars ($200,000) paid to Sellers on account of the Estimated Differential. The pendency of a dispute will not affect the payment obligation hereunder of either Buyer or the Sellers to the extent such payment is not disputed. Each Party shall bear the entire cost of their respective accountants at Price Waterhouse LLP and the Parties shall share equally in the cost of the second accountant, if necessary.

          (e) Transition Services Estimate. Insomuch as the Sellers and Buyer shall work constructively in minimizing the costs attributable to the services to be provided by the Sellers under Section 3 of the Transition Services Agreement, the Parties hereby agree that in the event that such collaboration results in Costs (as defined in the Transition Services

Agreement) incurred by Caremark under such section are less than Eight Hundred Fifty Thousand ($850,000), the differential between $850,000 and the actual amount incurred by Caremark shall be paid to Buyer in full no later than thirty
(30) days following the end of the Transition Period (as defined in the Transition Services Agreement). In the event that such collaboration results in Costs incurred by Caremark under such section in excess of $850,000, the differential between $850,000 and the actual Costs incurred by Caremark (net of any prepayments made under such section of the Transition Services Agreement) shall be paid to Caremark in immediately available funds within fifteen (15) days after submission of the Cost Statement (as defined in the Transition Services Agreement) which reflects such Costs).

          (f) Allocation.   The Parties agree to allocate the Purchase Price
(and all other capitalizable costs) among the Acquired Assets for tax purposes in accordance with an allocation schedule to be mutually agreed upon within ninety (90) days following the Closing Date, provided however, that between four percent (4%) and eight percent (8%) of the Purchase Price shall be allocated to the noncompetition covenant contained in Section 8(e).


3.  THE CLOSING

          (a) The Closing.   The closing of the transactions contemplated by
this Agreement (the "Closing") shall take place at the offices of the Sellers in Northbrook, IL, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"). The Closing shall be effective as of the Effective Date, regardless of whether the Closing takes place on a different date.

          (b) Deliveries at the Closing.   At the Closing, (i) the Sellers shall
deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) the Buyer shall deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) the Sellers shall execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and intellectual property transfer documents) and bills of sale in the forms attached as Exhibit A and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request; (iv) the Buyer shall execute, acknowledge (if appropriate), and deliver to the Sellers (A) an assumption agreement in the form attached as Exhibit B and (B) such other instruments of assumption as the Sellers and its counsel may reasonably request; and (v) the Buyer shall deliver to the Sellers the consideration specified in
Section 2(c) above.

4.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS.   The Sellers jointly and
severally represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the Effective Date, except as set forth in the Seller Disclosure Schedule. Any exception set forth in any paragraph of the Seller Disclosure Schedule shall apply to all representations made by the Sellers.

          (a) Organization of the Seller. Each of the Sellers is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Sellers has all requisite corporate power and authority to own, operate and lease its property and carry on its business as now being conducted. Each of the Sellers is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Paragraph 4(a) of the Seller Disclosure Schedule.

          (b) Due Authorization. Each of this Agreement and the other instruments and agreements to which any Seller is a party and to be delivered under this Agreement to Buyer by such Seller has been duly executed and delivered by such Seller, has been authorized by all necessary corporate action of such Seller, and constitutes a legally valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time which affect creditors' right generally, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          (c) Noncontravention. Assuming compliance with applicable requirements of the HSR Act, any other state and federal anti-trust laws, the Securities Laws and any federal, state or local laws and regulations governing the transfer of pharmacy licenses and other licenses and permits, the execution, delivery or performance of this Agreement and the other instruments and agreements to be delivered under this Agreement to Buyer will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which any Seller is subject or any provision of the charter or bylaws of any Seller, or (ii) subject to Section 8(c), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice would not have a material adverse effect on
(A) the operations, financial condition, or properties of the Nephrology Business or (B) the ability of the Parties to consummate the transactions contemplated by this Agreement.

          (d) Brokers' Fees.   No Seller has any liability or obligation to pay
any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (e) Title to and Condition of Tangible Assets.

          (i) The Sellers have good and marketable title to, or a valid leasehold interest in, the Acquired Assets. Sellers have the full right to sell, convey, transfer, assign and deliver the Acquired Assets free and clear of any Security Interest other than those which, when taken together, would not have a material adverse effect on the Nephrology Business. At the Closing and as of the Effective Date, the Seller will convey the Acquired Assets to the Buyer by deeds, bills of sale, certificates of title and instruments of assignment and transfer effective to vest in the Buyer good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets free and clear of any Security Interest other than those which, when taken together, would not have material adverse effect on the Nephrology Business.

          (ii) The Acquired Assets have been maintained in the Ordinary Course of Business and are in good operating condition (with the exception of normal wear and tear) sufficient for the operation of the Nephrology Business in accordance with the Sellers' past practices, except for such operations which relate to or employ the Excluded Assets. The Acquired Assets and the Assumed Liabilities constitute all of the assets and properties used by the Sellers in the operation of the Nephrology Business, except for the Excluded Assets.

          (f) Financial Statements. Attached as Exhibit D are the following financial statements (collectively the "Financial Statements") for the Nephrology Business: (i) audited consolidated balance sheets and statements of income and cash flow as of and for the fiscal year ended December 31, 1994; (ii) audited consolidated balance sheets and statements of income and cash flow as of and for the fiscal year ended December 31, 1995 (the "Most Recent Financial Statements") and (iii) the Sellers' regularly prepared internal financial statements used to prepare the Estimated Differential and Final Differential (to be included and attached as part of Exhibit D as they become available). The Financial Statements have been prepared on a carve-out basis in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the "carve out" financial condition of the Nephrology Business as of such dates and the results of operations of the Nephrology Business for such periods.

          The Financial Statements have been prepared as if the Nephrology Business had operated as a stand-alone entity for all periods presented, and include those assets, liabilities, revenues and expenses directly attributable to the operations of the Nephrology Business. Certain corporate general and administrative expenses and related liabilities of the Sellers and their parent corporations have been allocated to the Nephrology Business on various bases which, in the opinion of the Sellers, are reasonable. However, such expenses are not necessarily indicative of, and it is not practical for the Sellers to estimate, the nature and level of expenses which might have been incurred had the Nephrology Business been operating as a separate company. As a result, the Financial Statements may not necessarily reflect what the financial position and results of operations of the Nephrology Business would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.

          (g) Events Subsequent to Most Recent Financial Statement. Since the Most Recent Financial Statement, there has not been any material adverse change in the financial condition or results of operations of the Nephrology Business. Without limiting the generality of the foregoing and except as set forth on Paragraph 4(g) of the Seller Disclosure Statement, since December 31,1995 no Seller has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

          (h) Legal Compliance. Except as set forth on Paragraph 4(h) of the Seller Disclosure Schedule, the operation of the Nephrology Business has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the Nephrology Business. Without limiting the generality of the foregoing and except as set forth on Paragraph 4(h) of the Seller Disclosure Schedule, the Nephrology Business has been conducted in compliance in all material respects with all Medicare and Medicaid or other third-party reimbursement programs, except where non-compliance would not have a material adverse effect on the Nephrology Business, and no Seller has any Knowledge of any notice from any Person that any such program has any claims for disallowance of costs against which could result in offsets against future reimbursement or recovery of prior payments. No Seller has received any written notice from any third party that such Seller (with respect to its operation of the Nephrology Business) or any part of the Nephrology Business is the target of any investigation or proceeding by any governmental authority, and no Seller has any Knowledge that any such investigation or proceeding is pending or threatened.

          (i)  Intentionally Omitted.

          (j) Real Property. No Seller owns any real property that is used in the Nephrology Business. Paragraph 4(j) of the Seller Disclosure Schedule lists all real property leased or subleased to any Seller and used in the Nephrology Business. The Sellers have delivered to the Buyer correct and complete copies of the applicable leases and subleases (as amended to date). Except as set forth on Paragraph 4(j) of the Seller Disclosure Schedule, no Seller is, and to the Sellers' Knowledge, no landlord is in default in any material respect under any such lease or sublease. To the Knowledge of the Sellers, each such lease and sublease is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the Nephrology Business.

          (k)  Intellectual Property.

          (i) Paragraph 4(k) of the Seller Disclosure Schedule identifies all material intellectual property used in the Nephrology Business, including (A) patents or registrations which have been issued to any Seller with respect to any of such intellectual property; (B) each pending patent application or application for registration which a Seller has made with respect to any of its intellectual property used in the Nephrology Business; and (C) each material license, agreement, or other permission which the Seller has been granted by any third party with respect to the use of any other intellectual property used in the Nephrology Business.

          (ii) To the Knowledge of the Sellers, no Seller has infringed on the intellectual property of another Person, and no Person is asserting or, to the Knowledge of the Sellers, has threatened to assert that the operation of the Nephrology Business conflicts with or infringes on any intellectual property of any Person; and

          (iii) All such intellectual property is valid, in good standing and free and clear of any Security Interests, the Sellers have good title to the intellectual property rights owned by the Sellers that are set forth on Paragraph 4(l) of the Seller Disclosure Schedule, and no Seller has Knowledge of any Person who is infringing on such intellectual property rights. Except pursuant to contracts disclosed on Paragraph 4(l) of the Seller Disclosure Schedule, no third party has a right to royalties or other payments in connection with any of the intellectual property rights or the use thereof.

          (l) Contracts.   Paragraph 4(l) of the Seller Disclosure Schedule
lists all material written contracts used in the Nephrology Business to which the Seller is a party, including all contracts the performance of which will involve consideration in excess of $50,000 in any twelve (12) month period. No Seller is, and to the Sellers' Knowledge, no other party is, in default in any material respect under any such contract. To the Knowledge of the Sellers, each such contract is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the Nephrology Business. The Sellers have delivered to the Buyer a correct and complete copy of each such contract (as amended to date).

          (m) Litigation.   Paragraph 4(m) of the Seller Disclosure Schedule
sets forth each instance in which any Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge related to the Nephrology Business or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court, arbitrator or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction
related to the Nephrology Business.   There is no litigation or claim pending
or, to Sellers' Knowledge, threatened against any Seller which if determined adversely would have a material adverse effect on the Nephrology Business.

          (n)  Labor and ERISA Matters.

          (i) No Seller is a party to any collective bargaining agreements or other contracts with any labor unions for employees of the Nephrology

Business. There are not in existence any (A) work stoppages respecting employees of the Nephrology Business, or (B) except as set forth on Paragraph 4(n)(i) of the Seller Disclosure Schedule, to the Knowledge of the Sellers, any material charges, complaints or citations threatened or pending against any Seller before any government agency with respect to unfair labor practices, discrimination or other material grievances or arbitration proceedings related to the Nephrology Business.

          (ii) Paragraph 4(n)(ii) of the Seller Disclosure Schedule lists all Employee Benefit Plans currently maintained, established or contributed to by each Seller and its affiliates for employees who provide services primarily in connection with the Nephrology Business (the "Nephrology Benefit Plans"). To the extent applicable, the Sellers have delivered to the Buyer copies of the most current plan documents and trust agreements for each Nephrology Benefit Plan. Each Nephrology Benefit Plan that is an Employee Pension Benefit Plan which is intended to be qualified under Code (S) 401(a) (has received a favorable determination letter from the Internal Revenue Service with respect to its qualified status under the Code or, if such determination letter has not been received, a request for a favorable determination letter has been filed with the IRS. To the knowledge of each Seller, each Nephrology Benefit Plan has been administered in substantial compliance with all material provisions of ERISA and the Code applicable thereto. To the Knowledge of each Seller, there have been no violations of the prohibited transaction provisions (as set forth in Code (S) 4975 or in ERISA (S) 406) with respect to any Nephrology Benefit Plan which violations would have a material adverse effect on the Nephrology Business. None of the Nephrology Benefit Plans is subject to Title IV of ERISA and none of the Nephrology Benefit Plans is a Multi-employer Plan. There are no pending lawsuits in connection with any Nephrology Benefit Plan which if adversely determined would have a material adverse affect on the Nephrology Business.

          (o) Certain Environmental Matters. The Sellers have operated the Nephrology Business in compliance in all material respects with all material environmental health and safety laws and regulations and, with respect to the Nephrology Business, no Seller has received any written notice of any pending or threatened action, claim or proceeding under any environmental law or regulation.

          (p) Licenses and Permits.  Paragraph 4(p) of the Seller Disclosure
Schedule is a complete and accurate list of all provider numbers and all material permits, licenses, franchises, authorizations and certifications, and all current requests or applications therefor held by Seller (the "Sellers'

Permits"). The Sellers' Permits constitute all of the material permits, licenses, franchises, authorizations and certifications necessary to the Sellers' conduct of the Nephrology Business in material compliance with applicable law, except where the Sellers' failure to hold such permits, licenses, franchises, authorizations and certificates would not have a material adverse effect on the Nephrology Business. Each of the Sellers is certified as a provider under all applicable Medicare and Medicaid programs to the extent required to be so certified to operate the portion of the Nephrology Business owned and operated by such Seller, and are in material compliance with all Sellers' Permits, except where non-compliance would not have a material adverse effect on the Nephrology Business. To the Knowledge of the Sellers, all of the employees employed in the Nephrology Business (including all independent contractors utilized by Sellers therein) are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed would not have a material adverse effect on the Nephrology Business. No Seller has received any notice that any Sellers' Permit has been canceled, challenged, threatened, terminated or otherwise adversely affected or will or might be so adversely affected.

          (q) Accounts Receivable. All accounts receivable of the Nephrology Business included on the Financial Statements have arisen out of bona fide transactions in the Ordinary Course of Business and are collectible in the ordinary course of business, subject to such reserves as may be taken on the Financial Statements.

          (r) Insurance. Insurance policies (other than insurance policies relating to any Employee Benefit Plan) held by the Sellers and applicable to the Nephrology Business and now in force, together with the self insurance program of the Sellers and their Affiliates, provide normal and customary insurance coverage for the Nephrology Business as it is now conducted. Paragraph 4(r) of the Seller Disclosure Schedule contains a list of claims pending under such policies related to the Nephrology Business. All such insurance policies and programs are in full force and effect and the premiums have been paid on all applicable policies. The Seller will use commercially reasonable efforts to maintain, or cause to be maintained, such insurance coverage for the Nephrology Business until the Closing Date.

          (s) Third Party Payor Reports and Claims. All Medicare, Medicaid, fiscal intermediary and other third party payor cost reports (including reports relating to health maintenance organizations, preferred provider organizations and employer self insured plans, if any) and other reports and claims filed or required to be filed by or on behalf of the Nephrology

Business have been filed, and are complete and accurate. Such cost reports, other reports and claims properly claim and disclose, where appropriate, only allowable costs and all claims information and other items required to be disclosed for the periods covered thereby. There are no outstanding, pending or, to the Knowledge of Sellers, threatened negative adjustments, recoupments or deficiencies pertaining to the cost reports or claims filed by or on behalf of the Nephrology Business.

          (t) Improper Payments. No Seller nor, to the Knowledge of the Sellers, any of their officers, directors, agents, employees or any other Person on behalf of a Seller, has made directly or indirectly any illegal or improper payment to or on behalf of, or provided any illegal or improper benefit or inducement for, any governmental official, physician, supplier, customer or patient, in any manner related to the Nephrology Business.

          (u) Absence of Certain Changes. Since December 31, 1995, Sellers have operated the Nephrology Business in the Ordinary Course of Business and, except as set forth on Paragraph 4(u) of the Seller Disclosure Schedule or as expressly directed by this Agreement:

          (i) no Seller has entered into any material transaction relating to the Nephrology Business or the Acquired Assets;

          (ii) neither Seller nor Parent has sold, assigned or transferred any assets that are material to the Nephrology Business other than in the Ordinary Course of Business;

          (iii) there has not been any damage, destruction or loss to, or of, the Acquired Assets, in an aggregate amount exceeding $100,000, for which (A) an insurance claim has not been made and recovery is not reasonably expected to be received in an amount equal to the extent of loss, or (B) an insurance recovery has not been made;

          (iv) there has not been any incurrence of debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, direct, indirect, perfected or otherwise, and whether due or to become due, except current liabilities incurred in the Ordinary Course of Business, liabilities on account of taxes and governmental charges (but not penalties, interest or fines in respect thereof), and obligations or liabilities incurred by virtue of the execution of this Agreement;

          (v) none of the Acquired Assets have been pledged or subjected to any Security Interest;

          (vi) no Seller has adopted any change in accounting methods, practices or in the application of any accounting principle;

          (vii) except in the Ordinary Course of Business, no Seller has made or indicated or promised to any person that any increase in employee compensation or benefits will be made with respect to any employee of the Nephrology Business; and

          (viii) no Seller has canceled or waived any amount payable to a Seller relating to the Nephrology Business or waived any rights to which the Sellers are entitled relating to the Nephrology Business.

          (v) Full Disclosure. This Agreement and the Exhibits and Schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made not misleading (other than facts of a general economic or political nature).

5.  REPRESENTATIONS AND WARRANTIES OF THE BUYER.   The Buyer represents and
warrants to the Sellers that the statements contained in this Section 5 are correct and complete as of the Effective Date, except as set forth in the Buyer Disclosure Schedule. Any exception set forth in any paragraph of the Buyer Disclosure Schedule shall apply to all representations made by the Buyer.

          (a) Organization of the Buyer. The Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has all requisite corporate power and authority to own, operate and lease its property and carry on its business as now being conducted. The Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Paragraph 5(a) of the Buyer Disclosure Schedule.

          (b) Due Authorization. Each of this Agreement and the other instruments and agreements to which Buyer is a party and to be delivered under this Agreement to Seller by Buyer has been duly executed and delivered by Buyer, has been authorized by all necessary corporate action of Buyer, and constitutes a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time which affect creditors' right generally, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          (c) Noncontravention. Assuming compliance with applicable requirements of the HSR Act, any other state and federal anti-trust laws, the Securities Laws and any federal, state or local laws and regulations governing the transfer of pharmacy licenses and other licenses and permits, the execution, delivery or performance of this Agreement and the other instruments and agreements to be delivered under this Agreement to the Sellers will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by the Agreement.

          (d) Brokers' Fees.   The Buyer has no liability or obligation to pay
any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

          (e) Available Financing. The Buyer has available to it or can borrow under existing lines of credit or other existing financing arrangements sufficient funds to enable the Buyer to deliver the Cash Purchase Price to the Sellers at the Closing and make any other payments provided for herein, and such funding and/or financing arrangements will be available to the Buyer at the Closing.

          (f) Litigation. There are no actions, suits, proceedings or investigations pending, or to Buyer's Knowledge, threatened, which question the validity of this Agreement or of any actions taken or to be taken in connection with this Agreement or the consummation of the transactions contemplated hereby.

          (g) Consents. No consent is required to be obtained by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated herein, other than as required by the HSR Act.

          (h) The Buyer's Business Investigation. The Buyer has not relied upon any financial projections or pro forma financial information provided by the Sellers, including the pro forma statements described in Section 8(f) of this Agreement.

6.  INTENTIONALLY OMITTED.


7.  CONDITIONS TO OBLIGATION TO CLOSE.

          (a) Conditions to Obligation of the Buyer.   The obligation of the
Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties of the Sellers set forth in
Section 4 shall be true and correct in all material respects at and as of the Effective Date and the Seller shall have updated the Seller Disclosure Schedule;

          (ii) the Seller shall have performed and complied with all of its covenants in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (iv) the Sellers shall have executed and delivered to the Buyer a certificate to the effect that each of the conditions specified above in Paragraphs 7(a)(i) through 7(a)(iii) is satisfied in all respects;

          (v) all applicable waiting periods (and any extensions) under the HSR Act and the Corporate Integrity Agreement dated June 15, 1995 between Caremark International Inc., Caremark Inc. and the U.S. Department of Health and Human Services shall have expired or otherwise been terminated and the Sellers and the Buyer shall have received, subject to Section 8(c), all other authorizations, consents, and approvals of governments and governmental agencies referred to in Paragraphs 4(c) and 5(c);

          (vi) the Sellers shall have delivered to Buyer the Assignment and Bill of Sale in form and substance as set forth in Exhibit A.

          (vii) the Buyer shall have received from the Acting General Counsel of the Sellers an opinion in form and substance as set forth in Exhibit E, addressed to the Buyer, and dated as of the Effective Date;

          (viii) Buyer shall have entered into Medical Director Agreements with HFA, ANC and CNMG and a CNMG side letter regarding potential joint ventures between the Buyer and CNMG in Alameda County, California and other related matters on terms acceptable to the Buyer; and

          (ix) all actions to be taken by the Sellers in connection with consummation of, and all certificates, instruments, and other documents required to effect the transactions contemplated by, this Agreement will be completed in form and substance reasonably satisfactory to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing. For purposes of this Section 7, (a) the cessation of employment, including head count reductions in the Ordinary Course of Business, of or by any employees of the Nephrology Business,
(b) the inability of the Sellers to obtain consents from landlords of leased real property or other third parties contracting with the Sellers regarding the Nephrology Business other than the lease assignments relating to the space occupied in the HFA Building located at 914 South Eight Street, Minnesota, Minnesota and the Metropolitan Medical Office Building located at 825 South Eight Street, Minneapolis, Minnesota, or (c) the results of operations of the Nephrology Business as reflected in Financial Statements, shall not be a basis, individually or collectively, for Buyer to fail to purchase the Acquired Assets.

          (b) Conditions to Obligation of the Sellers.   The obligation of the
Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties of the Buyer set forth in
Section 5 above shall be true and correct in all material respects at and as of the Effective Date and the Buyer shall have updated the Buyer Disclosure Schedule;

          (ii) the Buyer shall have performed and complied with all of its covenants in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (iv) the Buyer shall have executed and delivered to the Seller a certificate to the effect that each of the conditions specified above in Paragraphs 7(b)(i) through 7(b)(iii) is satisfied in all respects;

          (v) all applicable waiting periods (and any extensions thereof) under the HSR Act and the Corporate Integrity Agreement dated June 15, 1995 between Caremark International Inc., Caremark Inc. and the U.S. Department of Health and Human Services shall have expired or otherwise been terminated and the Sellers, and the Buyer shall have received, subject to Section 8(c), all other authorizations, consents, and approvals of governments and governmental agencies referred to in Paragraphs 4(c) and 5(c) above;

          (vi) the Buyer shall have executed and delivered to the Seller the Assumption Agreement in form and substance as set forth in Exhibit B;

          (vii) the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit F, addressed to the Sellers, and dated as of the Effective Date;

          (viii) the Database Support and License Agreement granting the Sellers, the Buyer and their affiliates rights to the HCFA Database and the RKDP Database in form and substance as set forth in Exhibit C shall have been executed and delivered by the parties thereto;

          (ix) the Sellers shall have terminated their contractual relationships with HFA, ANC and CNMG on terms acceptable to the Sellers; and

          (x) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated will be completed in form and substance reasonably satisfactory to the Seller.

The Sellers may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

8.  POST-CLOSING COVENANTS

          (a) Sales, Transfer and Other Taxes. The Buyer shall be responsible for the payment of all sales, transfer and other taxes arising out of the transactions contemplated by this Agreement. Sellers warrant that Sellers have not relied upon the Occasional sale exemption under Section 6006.5 of the California Revenue and Taxation Code in more than one other instance in the previous 12 month period prior to the Effective Date.

          (b) HCFA Database. Caremark shall contribute to MMRF the Excluded Assets which comprise the HCFA Database. In connection with that contribution, Caremark International Inc., Buyer and MMRF will execute and deliver the Database Support and License Agreement.

          (c) Lease and Contract Assignments. Buyer and Sellers will cooperate and use their respective commercially best efforts to obtain any consents of real property landlords and other third parties to the material contracts and agreements disclosed on Paragraph 4(l) of the Seller Disclosure Schedule necessary or advisable in connection with the transactions contemplated by this Agreement, including, without limitation, the Buyer providing to such landlords
(i) its parent company's guarantee of the obligations of the Buyer, as assignee, under such leases, contracts and agreements and (ii) furnishing such financial statements and other financial information with respect to Buyer and its parent company as such third parties may reasonably request. If any such consent is not obtained, (i) this Agreement shall not constitute or be deemed to be a contract to assign the same if an attempted assignment without such consent, approval or waiver would constitute a breach of such lease contract or agreement or create in any party thereto the right or power to cancel or terminate such lease contract or agreement; and (ii) the Sellers will cooperate with Buyer, in any reasonable arrangement requested by Buyer designed to provide to Buyer the benefit, monetary or otherwise, of the Sellers' rights under such lease, contract or agreement, including enforcement of any and all rights of the Sellers against the other party thereto arising out of a breach or cancellation thereof by such other party. If any lease provides that the lease may not be assigned by a Seller without the written consent of a third party but that the Seller may sublet the property covered by such lease without such consent, then if any third party refuses to give its written consent to an assignment of such lease, or conditions its consent on terms unacceptable to the Seller or Buyer, then in lieu of assigning such lease to Buyer, the Seller shall sublet the property covered by such lease to Buyer on the same terms and conditions (including rental and other payments) that are contained in the existing lease, for the balance of the term thereof. The failure of any third party to consent to the assignment or transfer of any lease, contract or agreement from a Seller to the Buyer shall not constitute a breach of this covenant or the breach of the representation and warranty set forth in Section 4(c)(ii).

          (d) Records. Each Party shall provide the other Party with access to all relevant documents and other information pertaining to the Nephrology Business which are needed by such other Party for the purposes of preparing tax returns, responding to an audit by any governmental agency, defending or prosecuting claims or litigation or for any other reasonable purpose. Such access will be during normal business hours and not subject to time limitations, except as provided below. Further, for a period extending seven (7) years after the Effective Date, Buyer shall not destroy or otherwise dispose of any records of the Nephrology Business relating to the period prior to the Effective Date. After such seven (7) year period Buyer may destroy or otherwise dispose of such records.

          (e) Noncompetition. As a material inducement to Buyer to enter into this Agreement, in consideration of the Purchase Price, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, each Seller covenants and agrees that it will not for a period of ten (10) years, directly or indirectly, own any interest in, lease, operate, or extend credit to, any corporation, partnership, management services organization, independent practice association, proprietorship, firm or association which engages in or derives any economic benefit from, or otherwise participate in (as medical director, contractor, or consultant, to, for or with any such entity), the business of providing, offering, arranging or subcontracting Nephrology Services. Each Seller further agrees that for a period of ten (10) years, it will not directly or indirectly (i) induce any customer of the Buyer (either individually or in the aggregate) to patronize any competing dialysis facility; (ii) request or advise any patient or customer of the Buyer to withdraw, curtail or cancel such Person's business with the Buyer;
(iii) enter into any agreement, the purpose of which would benefit such Seller if any customer of the Buyer were to withdraw, curtail or cancel such Person's business with the Buyer; (iv) solicit, induce or encourage any Person affiliated with the Buyer or other Person employed by the Buyer to curtail or terminate such Person's affiliation or employment; or (v) disclose to any other Person, the names or addresses of any customer of the Buyer. If the provisions of this
Section 8(e) are violated, in whole or in part, Buyer shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction to restrain and enjoin the breaching Seller from such violation without prejudice as to any other remedies Buyer may have at law or in equity. In the event of a violation, each Seller agrees that it would be virtually impossible for Buyer to calculate its monetary damages and that Buyer would be irreparably harmed. If Buyer seeks such temporary restraining order or preliminary injunction, Buyer shall not be required to post any bond with respect thereto, or, if a bond is required, it may be posted without surety thereon. If any restriction contained in this Section 8(e) is held by any court to be unenforceable, or unreasonable, as to time, geographic area or business limitation, Buyer and the Seller agree that such provisions shall be and are hereby reformed to the maximum time, geographic area or business limitation permitted by applicable laws. The parties further agree that the remaining restrictions contained in this Section 8(e) shall be severable and shall remain in effect and shall be enforceable independently of each other. Notwithstanding the foregoing, the Seller and any of its subsidiaries, division or Affiliates may provide services that compete with the Nephrology Business: (i) in the form of developing or providing health care management information, programs or protocols to other Persons for the patients of Seller or its Affiliates (including, for this Section 8(e), those physician-owned organizations, including professional corporations (x) whose business affairs are managed by any Seller or (y) who have other contractual relationships with any Seller, so long as such information, programs or protocols are not intended to result in the withdrawal, curtailment or cancellation of any business of Buyer; (ii) as part of the services provided to or in connection with physician practices whose business affairs are managed by the Seller's physician practice management business: (iii) in Japan, Central America and South America and (iv) any other international market after December 31, 1997, in each case whether such services are currently provided or established on or after the Closing Date.

          (f) Mutual Cooperation. Following the Closing, the Parties shall reasonably cooperate with each other to effect this transaction, including without limitation, the Sellers' cooperation with the Buyer in (i) the collection of any accounts receivable included in the Acquired Assets and (ii) at Buyer's sole expense, Buyer's preparation of the financial information needed to file Buyer's Report on Form 8-K under the Securities Exchange Act of 1934 as a result of the transactions contemplated by this Agreement, including proforma (unaudited) statements of income for the periods June 1, 1995 through December 31, 1995 and the twelve months ended May 31, 1995.

          (g) MSO II Partnership Interest. CNSI owns a fifty percent 50% general partnership interest (the "MSO II Interest") in Golden State Management Services LP, a California limited partnership ("MSO II"). CNSI agrees to assign the MSO II Interest to Buyer if the Buyer is approved, without conditions placed upon Buyer by the Sellers within one hundred twenty (120) days from the Closing Date as a replacement partner in MSO

II. If so approved, Buyer shall pay promptly CNSI Four Hundred Thousand Dollars ($400,000) and CNSI shall deliver to Buyer such bill of sale, assignment or other instruments necessary to transfer the MSO II Interest to Buyer. If Buyer is not so approved, CNSI may assign the MSO II to another Person.

          (h) RenlStar Software. As soon after the Closing as is reasonably practicable, the Sellers shall obtain a software license from RenlStar to upgrade the RenlStar software used currently in the Sellers' Chabot clinics. The Sellers' obligation under this Section 8(h) shall not exceed One Hundred Thousand Dollars ($100,000). Sellers shall transfer such software license to Buyer and it shall constitute an Acquired Asset.


9.  EMPLOYEES

          (a) Nephrology Employees. Prior to the Closing, Buyer shall select those employees of the Nephrology Business which the Buyer desires to employ and shall notify the Sellers of such employees (the "Nephrology Employees"). Each Nephrology Employee who accepts Buyer's offer of employment shall be referred to as a "Transferred Employee". Buyer represents and warrants to the Sellers that it has no plan or intention of offering employment within six months of the Effective Date to any employee of the Nephrology Business who is not a Nephrology Employee, provided however, that the Buyer may offer employment to such employees within such six (6) month period with the Sellers' prior consent, which shall not be unreasonably withheld.

          (b) Accrued Salary. As of the Effective Date, the Buyer shall assume Sellers' obligations for and, in the ordinary course of Buyer's business, pay all accrued but unpaid salary and other amounts (including accrued vacation and sick pay) owing to each Transferred Employee accrued in the Ordinary Course of Business for periods ending on the Effective Date.

          (c)  Employee Benefit Plans.

          (i) The Sellers acknowledge that Buyer will not assume and will not be obligated to assume any Nephrology Benefit Plans. Sellers shall indemnify, in compliance with Section 11, Buyer for any loss (whether in the form of benefit payments, contributions, attorneys' fees, or otherwise) that it incurs as a result of the operation of the Nephrology Benefit Plans prior to the Effective Date. Buyer will indemnify, in compliance with Section

11, the Sellers for any loss (whether in the form of benefit payments, contributions, attorneys' fees, or otherwise) that they incur as a result of the operation of Buyer's Plans on or after the Effective Date or with respect to the Nephrology Benefit Plans for periods after the Effective Date in accordance with the provisions of the Transition Services Agreement.

          (ii) Effective as of the earliest Employee Transition Date or Transition Date (as such terms are defined in the Transition Services Agreement), Buyer shall cause a Defined Contribution Plan maintained by Buyer which is designed to be qualified under Code (S) 401(a) (the "Buyer's Savings Plan") to accept rollover contributions, including direct transfers of rollover distributions (of the type referred to in Code (S) 401(a) (31)), from Sellers' Defined Contribution Plans. The Sellers and Buyer shall each provide documentation to each other which demonstrates to the other Party's reasonable satisfaction, that each of their respective Defined Contribution Plans satisfy the requirements of Code (S) 401(a). To the extent required, Buyer and Sellers shall amend their respective Defined Contribution Plans to effectuate the provisions of this Section 9(c)(ii). Subject to the Transition Services Agreement, Transferred Employees shall cease contributions to the Seller's Defined Contribution Plans and shall begin contributions to the Buyer's Savings Plan. Seller shall make all contributions required by the Seller (if any) with respect to the period prior to the Effective Date and pursuant to the Transition Services Agreement before rollover contributions including direct transfers, are made from the Sellers' Defined Contribution Plans to the Buyer's Savings Plan.

          (iii) Subject to the Transition Services Agreement, the Transferred Employees (and, to the extent applicable, their respective dependents) shall cease participation in the Nephrology Benefit Plans, except as specifically provided by the terms of such Plans or as required by law, and for periods on and after the Effective Date, shall be eligible to participate in Employee Benefit Plans, arrangements, programs and policies maintained by Buyer (collectively referred to herein as "Buyer's Plans") which shall provide benefits (other than stock based or related benefits or severance benefits) to the Transferred Employees (and, to the extent applicable, their dependents and beneficiaries) which, in the aggregate, are substantially comparable in all material respects to the benefits provided to Buyer's other employees in comparable positions. Buyer shall use all commercially reasonable efforts to cause its "group health plans", as defined in Code (S) 5000(b), which cover any Transferred Employees or in which Transferred Employees (and their dependents) are eligible to participate, to waive any limitations or exclusions on pre-existing conditions, except to the extent that such limitations or exclusions are applied as of the Effective Date to a Transferred Employee or a dependent under the group health plans included in the Nephrology Benefit Plans; provided, however, that to the extent that (A) Buyer shall incur any additional premium charges for waiving any otherwise applicable limitation or exclusion for pre-existing conditions under Buyer's "group health plans" or (B) Buyer is unable to cause its "group health plans" to waive limitations and exclusions for pre-existing conditions with respect to Transferred Employees (and, to the extent applicable, their respective dependents), with the result, in either case, that such Transferred Employees (and, to the extent applicable, their respective dependents) obtain group health benefits under Sellers' "group health plans" pursuant to COBRA, and with the result that the Sellers are required to incur the costs of providing health benefits to any such Transferred Employee (and, to the extent applicable, his or her respective dependents) for periods after the Closing Date, then Buyer shall pay the additional costs imposed by the group health plans under Subsection 9(c)(iii)(A) above or reimburse Sellers for additional costs attributable to the Transferred Employee (and, to the extent applicable, his or her respective dependents) pursuant to COBRA. To the extent applicable, Transferred Employees (and their eligible dependents) shall be given credit for all purposes under each of Buyer's Plans (other than benefit accrual purposes under any such plan which is an Employee Pension Benefit Plan) for their service with Sellers including the following purposes: eligibility for participation, vesting, satisfying any waiting periods, evidence of insurability requirements and determining benefits based on length of service (such as vacation and severance). To the extent applicable, Transferred Employees (and their eligible dependents) shall be given credit under each of the applicable Buyer's Plans which is an Employee Welfare Benefit Plan for amounts paid under a corresponding Nephrology Benefit Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of Buyer's Plans. Sellers shall provide to Buyer appropriate information with respect to the service of the Transferred Employees and amounts paid under the Nephrology Benefit Plans to enable Buyer to properly provide credit for such service and amounts as required pursuant to this Section 9(c) and Buyer shall be entitled to rely on such information. To the extent that Buyer's contractual obligations under its benefit programs prevent it from granting full service credit to any Transferred Employee, Buyer may in its discretion establish a bonus or unfunded reimbursement program which places the affected employee in substantially the same financial position as if he or she had been given full service credit.

          (iv) Except as set forth in the foregoing provisions of this Section 9(c), the Transferred Employees shall be eligible to participate in the Buyer's

Plans on the same terms and conditions as Buyer's other employees in comparable positions.

          (v) Notwithstanding the foregoing provisions of this Section 9, nothing in this Agreement shall limit or restrict in any way the rights of Buyer to modify, amend, terminate or establish Employee Benefit Plans or arrangements in whole or in part at any time after the Closing Date, nor shall it require Buyer to provide any form or level of benefit to any employee, including any Transferred Employee, after the Closing Date.

          (vi) The provisions of this Section 9(c) shall constitute a contractual agreement binding upon only the Sellers and the Buyer. Specifically, no third party beneficiaries are intended to be created, with the effect that only the Sellers and the Buyer may enforce the provisions of this
Section 9(c).

          (d) Seller Employment Claims. The Sellers shall indemnify and hold harmless the Buyer and its Affiliates, in accordance with Section 11, from all Damages (as hereinafter defined) which may be imposed upon, incurred by or asserted against the Buyer or its Affiliates in connection with any of the Nephrology Benefit Plans or any other liabilities relating to Nephrology Employees including benefits payable under the Nephrology Benefit Plans, other than benefits pursuant to COBRA relating to Transferred Employees for which Buyer is required to reimburse Sellers pursuant to Section 9(c)(iii) or for amounts for which Buyer is required to reimburse Sellers pursuant to the Transition Services Agreement or this Agreement as a result of the Effective Date preceding the Closing Date.


10.  INTENTIONALLY OMITTED.


11.  SURVIVAL AND INDEMNIFICATION

          (a) Survival. All representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement shall be deemed to be material and to have been relied upon by the Parties, and shall survive the Closing and shall be fully effective and enforceable for the period following the Effective Date ending on December 31, 1997 (unless a different period is specifically assigned to the applicable provision) (provided that claims based on (i) a willful or intentional misrepresentation or breach of a warranty made in this Agreement, (ii) the death or injury to any individual,
(iii) Taxes (subject to Section 8(a)) or (iv) overpayments or duplicate payments (including without limitation overpayments due to the application of the Omnibus Budget Reconciliation Act of 1993 Amendment to Medicare Secondary Payer End Stage Renal Disease Provision ("OBRA")) by any Party shall survive the Closing and shall be fully effective and enforceable for the applicable statute of limitations), but shall thereafter be of no further force or effect, except as such provision relates to claims for indemnification timely made pursuant to this Section 11. Any claim for indemnification asserted in writing before December 31, 1997 or other applicable survival period shall survive until resolved or judicially determined.

          (b) Indemnification. Each Party shall indemnify and hold harmless the other from and against any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending), suit, action, claim, liability or obligation (collectively, "Damages") related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant contained in this Agreement. In addition, and without regard to any survival period, (i) the Sellers shall indemnify and hold Buyer harmless from and against any and all Damages related to, caused by or arising from (A) any Excluded Liabilities and (B) Taxes (subject to Section 8(a)) related to or arising out of the operation of the Nephrology Business prior to the Effective Date and (C) the landlords' consents to the assignment of the Nephrology Business' real estate leases (other than any consent to assignment or sublease of RKDP leased premises at 825 S. Eighth St., Minneapolis, Minnesota), and (ii) Buyer shall indemnify and hold the Sellers harmless from any and all (X) Damages related to, caused by or arising from any Assumed Liability, (Y) Taxes related to or arising out of the operation of the Nephrology Business after the Effective Date and (Z) Damages related to, caused by and arising from Buyer's operation of the Nephrology Business after the Effective Date. Notwithstanding any term or provision contained herein to the contrary, Buyer shall use all reasonable efforts to cooperate with Sellers to minimize the Sellers' indemnification obligations, if any, relating to the consent to the assignment of the real estate leases, including the acts described in Section 8(c). Furthermore, such lease related Damages shall be limited to the Damages applicable only to the current terms of such leases, without regard to any options to renew or extend. The obligations of the Sellers under this Section 11 shall be joint and several. No Party shall be entitled to indemnity under this Section 11 except for out-of-pocket Damages actually suffered or sustained by the Indemnified Party, and such indemnitee (as defined below) shall not include Damages in the nature of consequential damages, lost profits, diminution in value, diminution in value, damage to reputation or the like.

          (c) Limitations on The Sellers' Indemnification Obligation. The Sellers shall not be liable and the Buyer agrees not to enforce any claim relating to Damages ("Claims"), for indemnification under this Agreement for a misrepresentation or breach of warranty until the aggregate amount of all such Claims exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (the "Threshold Amount"), and then the Buyer shall be entitled to recover only the amount of such Claims in excess of the Threshold Amount, except in the case of any Claims which relate to (i) a willful or intentional misrepresentation or breach of a warranty made in this Agreement, (ii) the death or injury to any individual, (iii) Taxes (subject to Section 8(a)) or (iv) overpayments or duplicate payments (including without limitation overpayments due to the application of OBRA) by any Party, in which cases such indemnity obligation begins at dollar one. The Buyer shall provide the Sellers with notice of all Claims included in the Threshold Amount. The maximum aggregate liability of the Sellers for all Claims and Damages of every kind and character arising under or in connection with this Agreement and the transactions contemplated by this Agreement, including indemnification, shall be Thirty Nine Million One Hundred Twenty Five Thousand Dollars ($39,125,000), except, however, in the case of (i) a willful or intentional misrepresentation or breach of warranty made in this Agreement, (ii) the death or injury to any individual, (iii) Taxes (subject to Section 8(a)) or (iv) any overpayment or duplicate payment from any party, in which cases there shall be no limit to the Sellers' indemnity obligation.
Claims for indemnification in excess of the Threshold Amount shall be made only in increments of $50,000 or more, and claims relating to similar products or materials or constituting like Claims may be aggregated in determining such amount.

          (d) Procedure For Indemnification.

          (i) The Party seeking indemnification (the "Indemnitee") shall give prompt written notice to the Party from whom indemnification is being sought (the "Indemnitor") of any Claim which it discovers or of which it receives notice after the Closing and which might give rise to a Claim by it against Indemnitor, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize Indemnitee's right to indemnification unless such failure shall have materially prejudiced the ability of Indemnitor to defend such Claim.

          (ii) In case of any Claim, including but not limited to a suit by a third party or by any governmental body, Indemnitor shall be entitled to participate therein, and, to the extent desired by Indemnitor, to assume the defense thereof and of any related suit or proceeding, and after notice from

Indemnitor to Indemnitee of the election so to assume the defense thereof, Indemnitor shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election. The parties will render to each other such assistance as may reasonably be required of each other at Indemnitor's expense in order to insure proper and adequate defense of any such suit, Claim or proceeding. Any Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Indemnitor and the Indemnitee shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of counsel to such Indemnitee representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. If Indemnitor actually assumes the defense of Indemnitee, Indemnitee will not make any settlement of any claim which might give rise to liability of Indemnitor under this Section 11 or otherwise without the written consent of Indemnitor; and Indemnitor shall not agree to a compromise or settlement of any such suit, Claim or proceeding that would require the payment of any amounts by Indemnitee, or would affect the manner in which Indemnitee may conduct its business, without the written consent of Indemnitee; provided that if Indemnitor shall be able to effect a bona fide compromise or settlement of any such suit, Claim, or proceeding not otherwise prohibited hereby and Indemnitee shall unreasonably refuse to consent to such compromise or settlement, then Indemnitor's liability with respect to such suit, Claim or proceeding shall be limited to the amount so offered in compromise or settlement, together with all legal and other expenses which may have been incurred prior to the date on which Indemnitee unreasonably refused to consent to such compromise or settlement. If Indemnitor shall not have assumed the defense of Indemnitee and Indemnitee is able to effect a bona fide compromise or settlement of such suit, Claim or proceeding, then Indemnitee shall give Indemnitor written notice a reasonable period in advance of such settlement.

          (iii) Any liability of an Indemnitee under this Section 11 shall be paid within thirty (30) days following the date on which such amount becomes chargeable to Indemnitor pursuant to the provisions of this Section 11, by the Indemnitor by wire transfer of immediately available funds to such account as shall be designated in writing by Indemnitee.

          (e) Exclusivity.  The Parties agree that, except for the provisions of
Section 9, the provisions of this Section 11 set forth the exclusive contractual remedies of the Parties for misrepresentations or breach of the warranties in this Agreement, provided that (i) the indemnities shall not be the exclusive remedy for breaches of any covenants contained herein, including without limitation covenants which survive the Closing, and (b) the indemnities shall not be the exclusive remedy for willful breach of any warranty or for claims based on applicable law for willful misrepresentation or fraud.


12.  MISCELLANEOUS.

          (a) Press Releases and Public Announcements. Sellers and Buyer acknowledge that, upon the execution of the Agreement, Sellers and Buyer or their respective Affiliates intend to issue press releases announcing that this Agreement has been executed and of the material terms of this Agreement. Each Party shall provide the other Party with a copy of such press release prior to public dissemination thereof and will provide such other Party with an opportunity to comment on the form and content of the press release. Except as set forth in the immediately preceding sentence, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

          (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (c) Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Transition Services Agreement, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the transactions contemplated by this Agreement.

          (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations without the prior written approval of the other Party.

          (e) Counterparts.   This Agreement may be executed in one or more
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (f) Headings.   The section headings contained in this Agreement are
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) Notices. Any notice given under this Agreement shall be deemed received if in writing, and if sent by hand delivery, facsimile transmission, receipt confirmed, overnight courier which provides confirmation of delivery, or certified mail, return receipt requested, addressed to the applicable Party as set forth on the signature page of this Agreement, or to such other address or to the attention of such other person as either Party may designate in writing pursuant to this Section 12(g). Mailed notices shall be deemed received three
(3) business days following mailing.

          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          (i) Amendments and Waivers.   No amendment of any provision of this
Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (k) Expenses. Except as set forth in Paragraph 8(a) and regardless of whether the Closing occurs, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the related transactions. Without limiting the generality of the foregoing, the Assumed Liabilities shall exclude any accounting fees, attorneys fees or other accounts payable incurred by the Sellers in connection with or related to the negotiation and execution of this Agreement and the due diligence efforts made in connection therewith.

          (l) Construction.   The Parties have participated jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

          (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated by reference and made a part of this Agreement.

          (n) Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

                                 *  *  *  *  *

     Authorized representatives of the Parties have executed this Asset Purchase Agreement on the date set forth in the preamble.

CAREMARK INC.                      TOTAL RENAL CARE, INC.


By:                                By:
   -----------------------------      -----------------------------
Title:                             Title:
      --------------------------         --------------------------
Address: 2215 Sanders Road         Address: 21250 Hawthorne Blvd
         Northbrook, IL  60062              Torrance, CA  90503
Attn:    General Counsel           Attn:    General Counsel
Fax No.: (847) 559-4879            Fax:     (310) 792-0044

CAREMARK NEPHROLOGY SERVICES INC.

By:
   -----------------------------
Title:
      --------------------------
Address: 2215 Sanders Road
         Northbrook, IL  60062
Attn:    General Counsel
Fax No.: (847) 559-4879

CAREMARK PHYSICIAN SERVICES INC.


By:
   -----------------------------
Title:
      --------------------------
Address: 2215 Sanders Road
         Northbrook, IL  60062
Attn:    General Counsel
Fax No.: (847) 559-4879

DIALYSIS SUPPLIES, INC.


By:
   -----------------------------
Title:
      --------------------------
Address: 2215 Sanders Road
         Northbrook, IL  60062
Attn:    General Counsel
Fax No.: (847) 559-4879

                                   EXHIBIT A
                                   ---------
                          ASSIGNMENT AND BILL OF SALE

          Caremark Inc., a California corporation ("Caremark"), Caremark Nephrology Services Inc., a Delaware corporation ("CNSI"), Caremark Physician Services Inc., a Delaware corporation ("CPSI") and Dialysis Supplies, Inc., an Illinois corporation ("DSI") (Caremark, CPSI, CNSI and DSI together, the "Sellers") for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Total Renal Care, Inc., a California corporation ("Buyer"), and pursuant to that certain Asset Purchase Agreement (the "Agreement") dated as of March 1, 1996 among the Sellers and the Buyer, the Sellers do hereby sell, convey, transfer, assign and deliver to Buyer, free and clear of all claims, liens, or encumbrances, its right, title and interest in and to the Acquired Assets (as defined in the Agreement), wherever those assets are situated, along with any and all applicable vendor warranties acquired under the Agreement. The Acquired Assets transferred hereunder shall include all rights, privileges, hereditaments and appurtenances belonging, incident or pertaining to the Acquired Assets, to have and to hold the same unto Buyer, its successors and assigns forever.

          Sellers further agree, in addition to and without the powers granted to Buyer hereby, that upon the reasonable request of Buyer, Seller will, without cost or expense to, but for the benefit of Buyer, (a) sign, seal, execute and deliver to Buyer all such further deeds, bills of sale, assignments, instruments or transfer and agreements, supplemental, confirmatory or otherwise, which Buyer reasonably deems necessary for the purpose of more effectively vesting Buyer's right, title and interest in the Acquired Assets in Buyer, and (b) do any and all such other acts and things in relation to any of the foregoing as Buyer shall reasonably deem advisable for vesting Sellers' rights, title and interest in the Acquired Assets in Buyer.

                                 *  *  *  *  *

     IN WITNESS WHEREOF, authorized representations of the parties have executed and delivered this Assignment and Bill of Sale as of the 1st day of March, 1996.

CAREMARK INC.                      TOTAL RENAL CARE, INC.


By:                                By:
   -----------------------------      -----------------------------
Title:                             Title:
      --------------------------         --------------------------
Address: 2215 Sanders Road         Address: 21250 Hawthorne Blvd
         Northbrook, IL  60062              Torrance, CA  90503
Attn:    General Counsel           Attn:    General Counsel
Fax No.: (847) 559-4879            Fax:     (310) 792-0044

CAREMARK NEPHROLOGY SERVICES INC.

By:
   -----------------------------
Title:
      --------------------------
Address: 2215 Sanders Road
         Northbrook, IL  60062
Attn:    General Counsel
Fax No.: (847) 559-4879

CAREMARK PHYSICIAN SERVICES INC.


By:
   -----------------------------
Title:
      --------------------------
Address: 2215 Sanders Road
         Northbrook, IL  60062
Attn:    General Counsel
Fax No.: (847) 559-4879

DIALYSIS SUPPLIES, INC.


By:
   -----------------------------
Title:
      --------------------------
Address: 2215 Sanders Road
         Northbrook, IL  60062
Attn:    General Counsel
Fax No.: (847) 559-4879

                                   EXHIBIT B
                                   ---------

                              ASSUMPTION AGREEMENT
                              --------------------


          THIS ASSUMPTION AGREEMENT (the "Assumption Agreement") is made and entered into as of this 1st day of March, 1996, by and between Caremark Inc., a California corporation ("Caremark"), Caremark Physician Services Inc., a Delaware corporation ("CPSI"), Caremark Nephrology Services Inc., a Delaware corporation ("CNSI") and Dialysis Supplies, Inc., an Illinois corporation ("DSI") (together with its successors and assigns, collectively, the "Sellers") and Total Renal Care, Inc., a California corporation (together with its successors and assigns, the "Buyer"). Capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in the Asset Purchase Agreement, dated as of the date hereof, between the Sellers and the Buyer (the "Asset Purchase Agreement").

          WHEREAS, the Sellers have agreed to sell and the Buyer has agreed to purchase the Acquired Assets upon the terms and subject to the conditions set forth in the Asset Purchase Agreement; and

          WHEREAS, under the terms of the Asset Agreement, the Buyer agreed to assume the Assumed Liabilities from the Effective Date forward;

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. The foregoing recitals are hereby incorporated into this Assumption Agreement as if fully written in this Assumption Agreement.

          2. The Buyer does hereby assume and agree to pay, perform and discharge when due and as due all of the Assumed Liabilities.

          3. The assumption by Buyer of any Assumed Liabilities shall not enlarge the rights of any third party under any contract or agreement with respect to any Assumed Liabilities, nor shall it prevent Buyer, with respect to any party other than the Sellers, from contesting or disputing any Assumed Liability or the terms or provisions of any contract.

          4. This Assumption Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

          5. After the Closing, the Sellers will from time to time, at Buyer's request and without further cost to the Sellers, execute and deliver to Buyer such other instruments and take such other action as Buyer may reasonably request so as to enable Buyer to exercise and enforce its rights under and fully enjoy the benefits and privileges with respect to this Assumption Agreement and to carry out the provisions and purposes hereof.

          6. This Assumption Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed in Illinois without giving effect to conflicts of law principles.

          7. This Assumption Agreement may be signed in any number of counterparts and all such counterparts shall be read together and construed as one and the same document.



                                 *  *  *  *  *

     Authorized representatives of the Parties have executed this Assumption Agreement on the date set forth in the preamble.


CAREMARK INC.                     TOTAL RENAL CARE, INC.

By:                                By:
   -----------------------------      -----------------------------
Title:                             Title:
      --------------------------         --------------------------
Address: 2215 Sanders Road         Address: 21250 Hawthorne Blvd
         Northbrook, IL  60062              Torrance, CA  90503
Attn:    General Counsel           Attn:    General Counsel
Fax No.: (847) 559-4879            Fax:     (310) 792-0044

CAREMARK NEPHROLOGY SERVICES INC.

By:
   -----------------------------
Title:
      --------------------------
Address: 2215 Sanders Road
         Northbrook, IL  60062
Attn:    General Counsel
Fax No.: (847) 559-4879

CAREMARK PHYSICIAN SERVICES INC.


By:
   -----------------------------
Title:
      --------------------------
Address: 2215 Sanders Road
         Northbrook, IL  60062
Attn:    General Counsel
Fax No.: (847) 559-4879

DIALYSIS SUPPLIES, INC.


By:
   -----------------------------
Title:
      --------------------------
Address: 2215 Sanders Road
         Northbrook, IL  60062
Attn:    General Counsel
Fax No.: (847) 559-4879

                                   EXHIBIT C
                                   ---------

                     DATABASE SUPPORT AND LICENSE AGREEMENT

                                   EXHIBIT D
                                   ---------


                              FINANCIAL STATEMENTS

                                   EXHIBIT E
                                   ---------

                    FORM OF OPINION OF COUNSEL TO THE SELLER

1. Each of the Sellers is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Sellers has all requisite corporate power and authority to own, operate and lease its property and carry on its business as now being conducted. Each of the Sellers is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Annex A to this opinion. Each Seller is in compliance with the material provisions of its certificate or articles of incorporation and bylaws.

2. Each of the Agreement and the other instruments and agreements to which any Seller is a party and to be delivered under the Agreement to the Buyer by such Seller has been duly executed and delivered by such Seller, has been authorized by all necessary corporate action of such Seller, and, except for the non-competition provisions of Section 8(e) and the non-solicitation provisions of
Section 8(e) of the Agreement, about which I express no opinion, constitutes a legally valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time which affect creditors' right generally, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) or (ii) applicable anti-trust laws.

3. Assuming compliance with applicable requirements of the HSR Act, any other state and federal anti-trust laws, the Securities Laws and any federal, state or local laws and regulations governing the transfer of pharmacy licenses, Medicare and Medicaid provider numbers and other licenses and permits, the execution, delivery or performance of the Agreement and the other instruments and agreements to be delivered under the Agreement to the Buyer will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which any Seller is subject or any provision of the charter or bylaws of any Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, mortgage, indenture, instrument, insurance policy or other arrangement known to me to which any Seller is a party or by which it is bound, except for such leases, contracts and agreements the consents to assignment of which the Sellers and the Buyer have agreed will be solicited after the closing.

4. Paragraph 4(m) of the Seller Disclosure Schedule to the Agreement sets forth each instance in which any Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge related to the Nephrology Business or
(ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court, arbitrator or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction related to the Nephrology
Business.   There is no other litigation or claim pending or, to my knowledge, threatened against any Seller.

                                   EXHIBIT F
                                   ---------

                    FORM OF OPINION OF COUNSEL TO THE BUYER

1. The Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has all requisite corporate power and authority to own, operate and lease its property and carry on its business as now being conducted. The Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Annex A to this opinion. The Buyer is in compliance with the material provisions of its certificate of incorporation and bylaws.

2. Each of the Agreement and the other instruments and agreements to which the Buyer is a party and to be delivered under the Agreement to the Seller by the Buyer has been duly executed and delivered by the Buyer, has been authorized by all necessary corporate action of the Buyer, and constitutes a legally valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time which affect creditors' right generally, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) or (ii) applicable anti-trust laws.

3. Assuming compliance with applicable requirements of the HSR Act, any other state and federal anti-trust laws, the Securities Laws and any federal, state or local laws and regulations governing the transfer of pharmacy licenses, Medicare and Medicaid provider numbers and other licenses and permits, the execution, delivery or performance of the Agreement and the other instruments and agreements to be delivered under the Agreement to the Seller will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, mortgage, indenture, instrument, insurance policy or other arrangement known to us to which the Buyer is a party or by which it is bound.

4. There are no actions, suits, proceedings or investigations pending, or to my knowledge, threatened, which question the validity of this Agreement or of any actions taken or to be taken in connection with the Agreement or the consummation of the transactions contemplated thereby.

                                 SCHEDULE 2(A)
                                 -------------

                                EXCLUDED ASSETS

1.  Corporate minute books and related corporate records of each Seller.

2.  Sellers' Permits, to the extent such Permits are not transferable.

3. CNSI's 50% general partnership interest in Golden State Nephrology Management Services LP, a California limited partnership commonly referred to as "MSO II".

4. Caremark's 50% general partnership interest in Chabot Management Services LP, a California limited partnership commonly referred to as "MSO I".

5. Data Collection Services Agreement dated August 30, 1994 between Amgen Inc. and RKDP (Caremark Inc.).

6. HCFA Database and related assets and any tax benefit resulting from the contribution of such assets to MMRF. These assets are listed on the attached 8 pages.

7. Any claims the Sellers may have against any previous owner of any of the Excluded Assets.

8.   Any fixed assets located at the Northbrook, Illinois headquarters.

9. Any prepaid management fee paid to Golden State Management Services LP, a California limited partnership for any period following the Closing Date.

                                     SDS-1

                                 SCHEDULE 2(B)
                                 -------------

                              EXCLUDED LIABILITIES



1.   Chabot Purchase Price Promissory Notes
     a. Promissory Note dated May 31, 1994 and issued by Caremark to Chabot Dialysis Clinic, Inc.
     b. Promissory Note dated May 31, 1994 and issued by Caremark to San Leandro Dialysis Clinic, Inc.
     c. Promissory Note dated May 31, 1994 and issued by Caremark to East Bay Peritoneal Dialysis, Inc.

2. Severance payments to Nephrology Business employees who do not become Transferred Employees.

3. Any and all liabilities or obligations of the Sellers relating to, resulting from or arising out of claims made in pending, threatened or other suits, actions, investigations, or other legal, governmental or administrative proceedings, including without limitation the litigation described on Paragraph 4(m), whether known or unknown as of the Effective Date, arising out of or relating to events which shall have occurred, or services performed, or the operation of the Nephrology Business prior to the Closing.

4. Except for trade liabilities incurred in the Ordinary Course of Business, any inter-company payables between and among the Sellers and any of their respective Affiliates.

5. Subject to Section 8(a), any and all liabilities for any Taxes payable by any Seller as a result of consummation of this transaction or otherwise.

6. Any payments in connection with the settlement agreement described in Paragraph 4(g)(1) and any and all expenses associated with any investigation or inspection by any regulatory body with regard to the period prior to the Effective Date.

7. Liabilities as the tenant with respect to the termination of the Dublin lease and the rent and termination of the Union City lease described in paragraph 4(j)(1).

                                     SDS-2

                           SELLER DISCLOSURE SCHEDULE
                           --------------------------

                                 PARAGRAPH 4(A)
               STATES OF QUALIFICATION AND FOREIGN GOOD STANDING

Caremark Inc.
          Incorporation:  California
          Foreign Qualification and Good Standing:  All 50 states

Caremark Physician Services Inc.
          Incorporation:  Delaware
          Foreign Qualification and Good Standing:   California
                                                     Florida
                                                     Georgia
                                                     Illinois
                                                     Oklahoma
                                                     Texas

Caremark Nephrology Services Inc.
          Incorporation:  Delaware
          Foreign Qualification and Good Standing:   California
                                                     Illinois
                                                     Minnesota
                                                     Texas

Dialysis Supplies, Inc.
          Incorporation:  Illinois
          Foreign Qualification and Good Standing:   California

                                     SDS-3

                           SELLER DISCLOSURE SCHEDULE
                           --------------------------

                                 PARAGRAPH 4(G)
              EVENTS SUBSEQUENT TO MOST RECENT FINANCIAL STATEMENT

1. Caremark entered into a Settlement Agreement with the U.S. Department of Health and Human Services on January 31, 1996 which resolved certain civil claims the government had relating to claims submitted by Caremark to the Medicare program for dialysis treatments and related services provided on certain Indian reservations.

2.  Transactions related to the transactions described in this Agreement:

     The Sellers have terminated their agreements with HFA and ANC and taken other acts as contemplated in this Agreement. The terminated agreements include:

     a.   Divisional Director and Management Services Agreement with HFA;

     b. Medical Director Agreements with HFA, CNMG, ANC and individual doctors in such practices;

     c.   Policy Group Agreement with HFA; and

     d.   Pharmacy, Laboratory and Research Agreement with MMRF.

3. Caremark (RKDP) and Hennepin County, Minnesota amended and restated their agreement effective January 1, 1996. That restated agreement contemplates the discontinuance of certain transplant-related services and activities provided or performed by RKDP at the Hennepin County Medical Center, the assumption of such RKDP's discontinued services and activities by Hennepin Faculty Associates and the sale of the related assets from Caremark (RKDP) to Hennepin Faculty Associates.

                                     SDS-4

                           SELLER DISCLOSURE SCHEDULE
                           --------------------------

                                 PARAGRAPH 4(H)
                                LEGAL COMPLIANCE

                             See Paragraph 4(g)(1)

                                     SDS-5

                           SELLER DISCLOSURE SCHEDULE
                           --------------------------

                                 PARAGRAPH 4(J)
                                 REAL PROPERTY

1. The terms of the leases in Union City, California and Dublin, California have expired, Caremark is holding over in each premises and the leases are on a month-to-month basis.

2.   See list of Leases attached.

                                     SDS-6

                          SELLER DISCLOSURE SCHEDULE
                          --------------------------

                                PARAGRAPH 4(K)
                             INTELLECTUAL PROPERTY

Intellectual Property used in the Nephrology Business owned by Sellers:

     1.  Service Marks:
         a. "Dialyrn" and registrations relating thereto (PTO Registration 1,202,650). In connection with the acquisition of RKDP, Caremark acquired the rights of Minneapolis Medical Research Foundation to the "Dialyrn" mark (USPTO Reg. No. 1,202,650). The assignment of this mark from MMRF to Caremark is being filed with the US PTO.

     2.  Copyrights:
         a. Dialyrn markets various educational materials for patients and others which are copyrighted.

     3.  Computer software:
         a.    Modular Renal Information System (MORIS)

Sellers Licenses:

     1.  Computer software at RKDP:
         a.    VAX 6520 (Billing/AR, Clinical...):
               i.   InterSystems M/SQL, 96 user license
               ii.  BMPD license (license has expired)
               iii. FORTRAN compiler
               iv.  DECNET full function license
               v.   MNET, 96 user license
               vi.  RAID 0 license
               vii. Open VMS, 96 use license
          b.   DEC Alpha 2100 (Lab System):
               i.   InterSystems M/SQL, 48 user license
               ii.  Open VMS, 64 user license
               iii. NAS 200 license
               iv.  MNET, 64 user license
               v.   MultiData Lab System license
               vi.  Disk Shadowing license

                                     SDS-7

         c.    Novell Network Server (Finance):
               i.   Novell Netware, 25 user license
               ii.  CCH Health Library license

     2.  Computer Software at Chabot:
         a.    Renlstar user license
         b.    Dystar user license

     3. Other: Sellers use various personal computer software and computer based products throughout the Nephrology Business. These products will be transferred to Buyer with the Business, and no consents will be obtained.

     4.  Assumed Names:

         CPSI filed the assumed names "DBC Services" and "Dialysis By Contract" in Alameda County, California on 2/8/95 and the assumed name "Dialysis By Contract" in Contra Costa County, California on 2/9/95.

         Caremark filed the assumed names "RKDP" and "Regional Kidney Disease Program" in the states of Minnesota, Wisconsin, North Dakota and South Dakota in December 1993. Caremark also filed the following assumed names in Alameda County, California on 9/26/94: "Chabot Dialysis Clinic, Union City"; "Chabot Dialysis Clinic, San Leandro"; "Chabot Dialysis Clinic"; Hayward; "Chabot Dialysis Clinic, Dublin"; and "East Bay Peritoneal Dialysis".

     5.  Pending Applications:  None.

                                     SDS-8

                           SELLER DISCLOSURE SCHEDULE
                           --------------------------

                                 PARAGRAPH 4(L)
                                   CONTRACTS

1.  See Paragraph 4(j)
2.  See list of contracts attached
3.  See Paragraph 4(k) 3 (computer licenses)

                                     SDS-9

                           SELLER DISCLOSURE SCHEDULE
                           --------------------------

                                 PARAGRAPH 4(M)
                                   LITIGATION

1. William D. Waseem and Damen W. Cuff on behalf of Louise H. Jones, Deceased, vs. Caremark International, Dr. Clyde E. Markon, Margaret P. Benda, et. al. Civil Action No. 4-96CV52, United States District Court, District of Minnesota.

2.   See Paragraph 4(n)(i).

3. The U.S. Department of Labor is conducting a routine service provider audit at Caremark's prescription service business (not part of the Nephrology Business). As part of that audit, the U.S. Department of Labor requested information relating to cost reports and their reflection of expenses incurred by the Nephrology Business in connection with the separate ERISA plans maintained for Chabot and RKDP employees.

                                    SDS-10

                           SELLER DISCLOSURE SCHEDULE
                           --------------------------

                               PARAGRAPH  4(N)(I)
                            LABOR AND ERISA MATTERS


1. Rhoda M. Jacobs v. Caremark Inc., Colorado EEOC, EROC Charge No. 320951109 (national origin discrimination). Position statements sent to EEOC on November 9, 1995; investigation continues.


2. Irma Stone v. Caremark Inc., a/k/a Regional Kidney Disease Program and Michael Sullivan, State of Minnesota, District Court, County of Ramsey, 2d Judicial District, Case No. C-95-10587 (Reprisal and age discrimination)

     Written discovery served and answered by both parties. Scheduling order entered (see below). Depositions to be scheduled.

a.     3/1/96      Deadline for joining additional parties, whether by
                   amendment or third party practice.

b.     7/1/96      Deadline for bringing non-dispositive motions.

c.     9/1/96      Deadline for bringing dispositive motions.

d.     8/1/96      Deadline for completing physical examination pursuant to
                   Minn. R. Civ. p. 35.

e.     10/30/96    Date for pretrial conference pursuant to Minn. R. Civ. p. 16.

f.     Per court   Date for submission of a Joint Statement of the
       order-      Case pursuant to Minn. Gen. R. Prac. 112.

g.     11/30/96    Trial Date.

h.     11/15/96    Deadline for filing (proposed instructions), (verdicts),
                   (findings of fact), (witness list), (exhibit list).

I.     7/1/96      Deadline for completion of discovery.


                                    SDS-11

3. Debra Baron and Gail Stone v. Regional Kidney Disease Program (Caremark)/ Discrimination Complaint #719/95 filed with Minnesota Department of Labor and Industry:

     Baron and Stone filed this complaint with the Occupational Safety and Health Division of Minnesota's Department of Labor and Industry on March 9, 1995. The complaint alleged that RKDP fired them because it believed that they had notified Minnesota's Occupational Safety and Health Administration about safety and health violations in the pharmacy. RKDP submitted its position statement and supporting documentation on August 14, 1995. On December 12, 1995, a determination of "insufficient evidence" was entered, and the complaint was dismissed. Baron and Stone were given fifteen days to appeal that dismissal. On March 5, 1995 Baron and Stone filed a lawsuit captioned Debra Baron and Gail Stone vs. Caremark Inc., Caremark International Inc. d/b/a Regional Kidney Disease Program and HFA Foundation, Case No. EM96-003528 in the District Court, Fourth Judicial District, County of Hennepin, relating to these matters.


4. Debra Baron v. Regional Kidney Disease Program / Case Number ER 19951208 filed with the Minnesota Department of Human Rights:

     On August 17, 1995, Baron, a former RKDP pharmacy technician, filed this charge alleging that RKDP failed to accommodate her chronic neck and back problems and ultimately discharged her based on that disability. On September 11, 1995, RKDP submitted a position statement and supporting documents maintaining: (1) that it reasonably accommodated Baron's alleged physical problems; (2) that medical experts had not found any physical reason for Baron to experience pain while performing certain job duties; and (3) that it discharged Baron because she persistently refused to perform all of the functions of her job. To date, RKDP has not received any further requests or information from the investigator assigned to this charge. Therefore, it is presumably still being investigated.

5. Cynthia Glynn vs. Regional Kidney Disease Program. MDCR No. 96015-EM-7 filed with the Minneapolis Department of Civil Rights. RKDP was notified by letter dated March 1, 1996 that Glynn filed a complaint based on alleged sexual discrimination.

                                    SDS-12

                           SELLER DISCLOSURE SCHEDULE
                           --------------------------

                              PARAGRAPH  4(N)(II)
                             EMPLOYEE BENEFIT PLANS

Caremark International Inc. 401 CARE Retirement Savings Plan for the Employees of RKDP

Chabot Dialysis 401 (k) Profit Sharing Plan

CHABOT

Accidental Death and Dismemberment Insurance
Short Term Disability Insurance
Long Term Disability Income Plan (UNUM)
Long Term Disability Insurance (Principal Mutual)
Life Insurance
Group Dental Insurance
Chabot Dialysis Clinic Pre-tax Premium Option Plan
Workers' Compensation (Republic Indemnity Company of America)
Group Insurance Plan (Health Insurance Plan of California)
Employee Handbook

RKDP
Delta Dental Plan of Minnesota
Blue Cross Blue Shield and Blue Plus of Minnesota
Pre-tax Premium Plan
Group Long Term Disability
Life Insurance
Accidental Death and Dismemberment
Dependent Life Insurance

Caremark International Inc. Qualified Employee Stock Purchase Plan (CareShares)

                                    SDS-13

                          SELLER DISCLOSURE SCHEDULE
                          --------------------------

                                PARAGRAPH 4(P)
                             LICENSES AND PERMITS

LOCATION                                         PERMIT NUMBERS
- --------                                         --------------

Twin Cities Dialysis Units
- --------------------------
1.   Acute Dialysis Unit                         Provider No. 24-2503
     Hennepin Cty. Medical Specialty Center      CLIA No. 24D0651342
     914 South Eighth St., B6
     Minneapolis, MN  55404

2.   Anoka-Good Samaritan Dialysis Unit          Provider No. 24-2525
     1050 Jefferson Street                       CLIA No.
     Anoka, MN  55303

3.   Arden Hills Dialysis Unit                   Provider No. 24-2518
     3900 Northwood Hills Dr.                    CLIA No. 24D0691339
     Arden Hills, MN  55112

4.   Burnsville Dialysis Unit                    Provider No. 24-2515
     303 E. Nicollet Blvd.                       CLIA No. 24D0691351
     Burnsville, MN  55337

5.   Coon Rapids Dialysis Unit                   Provider No. 24-2514
     3960 Coon Rapids Blvd.                      CLIA No. 24D0691356
     Coon Rapids, MN  55433

6.   Edina Dialysis Unit                         Provider No. 24-2501
     6550 York Avenue South                      CLIA No. 24D0691364
     Suite 100
     Edina, MN  55435

7.   Maplewood Dialysis Unit                    Provider No. 24-2512
     2785 Whitebear Avenue                      CLIA No.
     Maplewood, MN  55109

8.   Minneapolis Dialysis Unit                  Provider No. 24-2503
     825 S. Eighth Street                       CLIA No. 24D0691406
     Minneapolis, MN  55404

                                    SDS-14


Twin Cities Dialysis Units - Continued           Permit Numbers
- --------------------------------------           --------------
9.   Minnetonka Dialysis Unit                    Provider No. 24-2526
     17809 Hutchins Dr.                          CLIA No.
     Minnetonka, MN  55345

10.  St. Paul Dialysis Unit                      Provider No. 24-2513
     555 Park Street                             CLIA No. 24D0691417
     St. Paul, MN  55103

11.  Special Needs Dialysis Unit                 Provider No. 24-2503
     914 S. Eighth Street, D4                    CLIA No.
     Minneapolis, MN  55404                      Hennepin County
                                                  Hazardous Waste
                                                  Generator License No.
                                                  4363-05334106
                                                 US EPA Regulated Waste
                                                  Permit No.
                                                  MN0000994996
                                                 US Nuclear Regulatory
                                                  Commission
                                                  Registration No. 2067


12.  West St. Paul Dialysis Unit                 Provider No. 24-2505
     1555 Livingston Ave.                        CLIA No. 24D0691425
     West St. Paul, MN  55118

Midwest Dialysis Units
- ----------------------

13.  Alexandria Dialysis Unit                    Provider No. 24-2517
     Douglas County Hospital                     CLIA No. 24D0399364
     111 17th Ave. East
     Alexandria, MN  56308

*14. Cass Lake Dialysis Unit                     Provider No. Pending
     Indian Health Service Hospital              CLIA No.
     P.O Box 60
     Cass Lake, MN  56633

*-reservation locations

                                    SDS-15


Midwest Dialysis Units - Continued               Permit Numbers
- ----------------------------------               --------------
15.  Fairmont Dialysis Unit                      Provider No. 24-2519
     Fairmont Community Hospital                 CLIA No. 24D06983087
     835 Johnson Street
     Fairmont, MN  56031

16.  Faribault Dialysis Unit                     Provider No. 24-2508
     Rice County District One Hospital           CLIA No.
     631 S.E. First Street
     Faribault, MN  55021

17.  Home Dialysis/CAPD Unit                     Provider No. 24-2503
     914 S. Eighth Street, D461                  CLIA No.
     Minneapolis, MN  55404

18.  Marshall Dialysis Unit                      Provider No. 24-2502
     Weiner Memorial Medical Center              CLIA No. 24D0683098
     300 S. Bruce Street
     Marshall, MN  56258

19.  Mitchell Dialysis Unit                      Provider No. 43-2505
     Queen of Peace Hospital                     CLIA No.
     5th and Foster
     Mitchell, SD  57301

20.  Montevideo Dialysis Unit                    Provider No. 24-2511
     Chippewa County Montevideo Hospital         CLIA No.
     824 North 11th Street
     Montevideo, MN  56265

21.  Morris Dialysis Unit                        Provider No. 24-2504
     Stevens County Hospital                     CLIA No. 24D0683090
     400 East First Street
     Morris, MN  56267

22.  Pine City Dialysis Unit                     Provider No. 24-2516
     Lakeside Medical Center                     CLIA No.
     129 East 6th Street
     Pine City, MN  55063

*-reservation locations

                                    SDS-16


Midwest Dialysis Units - Continued               Permit Numbers
- ----------------------------------               --------------
*23. Pine Ridge Dialysis Unit                    Provider No. Pending
     Pine Ridge Hospital                         CLIA No.
     Pine Ridge, SD  57770

*24. Red Lake Dialysis Unit                      Provider No. Pending
     PHS Hospital                                CLIA No.
     Red Lake, MN  56671

25.  Red Wing Dialysis Unit                      Provider No. 24-2520
     St. John's Regional Health Center           CLIA No. 24D0683091
     1407 W. Fourth Street
     Red Wing, MN  55066

26.  Redwood Falls Dialysis Unit                 Provider No. 24-2522
     Redwood Falls Community Hospital            CLIA No.
     Redwood Falls, MN  56283

*27. Rosebud Dialysis Unit                       Provider No. 43-2504
     P.O Box 950                                 CLIA No.
     Rosebud, SD  57570

28.  St. Croix Falls Dialysis Unit               Provider No. 52-2519
     St. Croix Valley Memorial Hospital          CLIA No. 24D0683092
     P.O Box 668
     St. Croix Falls, WI  54204

29.  Sioux Falls Dialysis Unit                   Provider No. 43-2503
     McKennon Hospital                           CLIA No.
     800 East 21st Street
     Sioux Falls, SD  57105

Satellite Dialysis Units
- ------------------------

1.   Albert Lea Dialysis Unit                    Provider No.
     Naeve Hospital                              CLIA No.
     P.O. Box 1001
     Albert Lea, MN  56007

*-reservation locations

                                    SDS-17


Satellite Units - Continued                      Permit Numbers
- ---------------------------                      --------------
2.   Willmar Dialysis Unit                       Provider No.
     Rice Memorial Hospital                      CLIA No.
     301 Becker Avenue S.W.
     Willmar, MN  56201

Chabot Facility Location
- ------------------------

1.   Chabot Dialysis Clinic, Inc.                Provider No. 05-2568
     11883 Dublin Blvd.                          CLIA No.  05D0600414
     Suite B100
     Dublin, CA  94568

2.   Chabot Dialysis Clinic, Inc.                Provider No. 05-2571
     #10 Union Square Blvd.                      CLIA No. 05D0663946
     Union City, CA  94587

3.   Chabot Dialysis Clinic, Inc.                Provider No. 05-2685
     22477 Maple Court                           CLIA No. 05D0598954
     Hayward, CA

4.   San Leandro Dialysis Clinic, Inc.           Provider No. 05-2742
     198 E. 14th Street                          CLIA No. 05D0881139
     San Leandro, CA

5.   East Bay Peritoneal Dialysis Clinic, Inc.   Provider No. 05-2675
     22551 Second Street Plaza                   CLIA No. 05D0862596
     Suite 200
     Hayward, CA

                                   LICENSES


East Bay Clinic                                  San Leandro Clinic
- ---------------                                  ------------------
State of California Facility License             City of San Leandro License
City of Hayward License                             Business License
Medi-Cal Provider                                Medi-Cal Provider
HCFA                                             HCFA
Workers Comp                                     State of California Facility
CLIA                                                License
UNUM (Disability)                                Workers Comp
                                                 CLIA
                                                 UNUM (Disability)
                                                 County of Alameda Hazardous
                                                    Waste Generator Permit


                                    SDS-18

Chabot Licenses
- ---------------

State of California Facility License Exp. 10/15/94
Alameda County License
City of Hayward License
Medi-Cal Provider
HFCA
Workers Comp
CLIA
UNUM (Disability)
County of Alameda Hazardous Waste Generator Permit

Dialysis Supplies, Inc. Method II Supplier No. 0809210001

                                    SDS-19

                           SELLER DISCLOSURE SCHEDULE
                           --------------------------

                                 PARAGRAPH 4(R)
                                INSURANCE CLAIMS

See copy of claims history attached.

                                    SDS-20

                           SELLER DISCLOSURE SCHEDULE
                           --------------------------

                                 PARAGRAPH 4(U)
                                CERTAIN CHANGES



1. UCC financing statements filed in connection with Caremark International Inc. bank facility which are being amended in connection with the transaction described in the Agreement to exclude any Acquired Assets from their collateral descriptions.

2. Severance payments to be paid by Sellers in connection with this transaction.

                                    SDS-21

                           BUYER DISCLOSURE SCHEDULE
                           -------------------------

                                 PARAGRAPH 5(A)
               STATES OF QUALIFICATIONS AND FOREIGN GOOD STANDING

                                     BDS-1